Akumin Announces Third Quarter 2022 Results
November 9, 2022 – Plantation, FL – Akumin Inc. (NASDAQ/TSX: AKU) (“Akumin” or the “Company”), a national partner of choice for U.S. hospitals, health systems and physician groups with comprehensive solutions addressing outsourced radiology and oncology service-line needs, announced today its financial results for the quarter ended September 30, 2022.

Third Quarter 2022 Highlights
•Akumin’s radiology business delivered third quarter same-store volume performance on a consolidated, pro forma basis assuming the Company’s acquisition of Alliance HealthCare Services was completed as of January 1, 2021:
o +0.2% for MRI
o +7.8% for PET/CT
o (2.5%) for Total Radiology Procedures
o (0.2%) for Oncology Patient Starts

•The Company reported revenue totaling $186.6 million during the third quarter, a 72.5% increase over the third quarter of last year, which is significantly attributable to the Company's acquisition of Alliance HealthCare Services on September 1, 2021. Revenue was lower than expected, largely due to disruptions in our Florida operations caused by Hurricane Ian and ongoing labor constraints, particularly among clinical personnel. The Company is taking steps to address the labor issues going forward.

• Basic and diluted loss per share were $0.60 during the third quarter of 2022. This compares with a basic and diluted loss per share of $0.02 for the third quarter of 2021. The Company’s net loss was $49.7 million compared to a gain of $1.2 million in the third quarter of last year. This quarter’s net loss included a goodwill impairment charge of $20.0 million related to the Oncology division. The Oncology business is experiencing delays in implementing new partnerships, in part as a result of supply-chain issues. Our Oncology division is also in the process of being repositioned under new leadership and strategic direction.

• Excluding $7.6 million from the gain on sale of certain accounts receivable, Akumin generated $36.5 million of Adjusted EBITDA (as defined below) for the third quarter of 2022, a 103.3% increase over the third quarter of last year. The Adjusted EBITDA margin profile during the third quarter of 2022 remained stable at 19.6% versus 19.9% in the second quarter of 2022.

Commenting on the third quarter results, Riadh Zine, Chairman and Chief Executive Officer of the Company, said, “we managed to maintain our margin profile during this quarter despite the challenges we faced, including the hurricane disruption and ongoing labor constraints. We continue to expect the fourth quarter of 2022 to reflect the full run-rate of approximately $23 million of cost synergies achieved from the completion of our first phase of transformation efforts which focused on organizational changes. We believe both the second and third phases of our transformation efforts, which are focused on network consolidation, asset optimization, and purchasing power are expected to result in more than $25 million in additional run-rate synergies during 2023.”

“Our Oncology division has undergone a comprehensive assessment under new leadership and is being repositioned to capitalize on emerging market dynamics. We are excited about the growth opportunities in oncology given the need for hospital partners to upgrade their aging fleet of radiation therapy equipment and technology. Our new strategic direction leverages our competitive advantages, including the core patents we own in the delivery of mobile oncology which is crucial to maintaining radiation therapy services while technological upgrades are underway” Zine continued.

Full-Year 2022 Financial Outlook

Commenting on the full-year ending December 31, 2022 financial outlook, Zine said, “We have revised our 2022 financial guidance given the challenges experienced during this quarter and the reduction in capital expenditures to ensure optimal and most efficient deployment of equipment, better aligned with our strategic priorities. We now expect that the financial results of the Company for 2022 will be as follows:

Akumin Full-Year 2022 Guidance (3)
Revenue	$740-750mm
Adjusted EBITDA (1)	$140-150mm
Capex (2)	$50mm

(1) See “Non-GAAP Measures” below. Although the Company provides guidance for Adjusted EBITDA, it is not able to provide guidance for net income, the most directly comparable GAAP measure. Certain elements of the composition of net income, including stock compensation expense, are not predictable, making it impractical for the Company to provide guidance on net income or to reconcile its Adjusted EBITDA guidance to net income without unreasonable efforts. For the same reason, the Company is unable to address the probable significance of the unavailable information.
(2) Including $26mm of growth Capex.
(3) See “Forward-Looking Information” below.

“Notwithstanding the challenging operating environment in the quarter, the Akumin team performed well and achieved several important milestones including the change of jurisdiction of incorporation from the Province of Ontario, Canada to the State of Delaware, USA, which was completed at quarter end. We also increased the depth of our management team by adding several accomplished and experienced members to our senior ranks. We continue to be excited about the opportunities ahead for Akumin and have never been in a better position to capitalize on them” Zine concluded.

Unless otherwise indicated, all amounts are expressed in U.S. dollars. Certain financial measures, including those expressed on an adjusted, are non-GAAP measures. See “Non-GAAP Measures” and “Reconciliation of Non-GAAP Measures” of this press release for further details.

Investor Presentation

Akumin would like to invite interested parties to an investor presentation to be held on Thursday, November 10, 2022 from 8:30 a.m. to 9:30 a.m. Eastern Time where management will discuss third quarter results.

Conference call details:

Date:     8:30a.m. Eastern Time, Thursday, November 10, 2022
Click to join by phone:     https://akum.in/Q3-2022-Results-Audio
Access via webcast:     https://akum.in/Q3-2022-Results-Webcast

A related presentation will be available from Akumin’s website (www.akumin.com) and at https://akumin.com/investor-relations/events-presentations/. Participants are asked to connect at least 10 minutes prior to the beginning of the call to ensure participation. The webcast archive will be available for 90 days. A replay of the presentation will also be available by calling 1-888-203-1112, or 647-436-0148 for international callers, using passcode 4397612.

About Akumin
Akumin is a national partner of choice for U.S. hospitals, health systems and physician groups with comprehensive solutions addressing outsourced radiology and oncology service-line needs. Akumin provides (1) fixed-site outpatient diagnostic imaging services through a network of owned and/or operated imaging locations; and (2) outpatient radiology and oncology services and solutions to approximately 1,000 hospitals and health systems across 48 states. By combining clinical and operational expertise with the latest advances in technology and information systems, Akumin facilitates diagnosis and treatment for patients and their providers. Akumin’s imaging procedures include magnetic resonance imaging (MRI), computed tomography (CT), positron emission tomography (PET and PET/CT), ultrasound, diagnostic radiology (X-ray), mammography, and other related procedures; our cancer care services include a full suite of radiation therapy and related offerings. For more information, visit www.akumin.com.

Non-GAAP Measures
This press release refers to certain non-GAAP measures. These non-GAAP measures are not recognized measures under United States generally accepted accounting principles (“GAAP”) and do not have a standardized meaning prescribed by GAAP. The non-GAAP measures used by us are susceptible to varying methods of calculation and may not be comparable to other similarly titled measures of other companies. Rather, these non-GAAP measures are provided as additional information to complement those GAAP measures by providing further understanding of our results of operations from management’s perspective. Accordingly, these non-GAAP measures should not be considered in isolation nor as a substitute for analysis of our financial information reported under GAAP. We use non-GAAP financial measures, including “EBITDA”, “Adjusted EBITDA” and “Adjusted EBITDA Margin” (each as defined below). These non-GAAP measures are used to provide investors with supplemental measures of our operating performance and thus highlight trends in our core business that may not otherwise be apparent when relying solely on GAAP measures. We believe the use of these non-GAAP measures, along with GAAP financial measures, enhances the reader’s understanding of our operating results and is useful to us and to investors in comparing performance with competitors, estimating enterprise value, and making investment decisions. We also believe that securities analysts, investors, and other interested parties frequently use non-GAAP measures in the evaluation of issuers. Our management uses non-GAAP measures to facilitate operating performance comparisons from period to period, to prepare annual operating budgets and forecasts and to determine components of management compensation. Reconciliations of non-GAAP measures used to the most comparable GAAP measures are included in this release in the tables which follow.

We define such non-GAAP measures as follows:

“EBITDA” means net income (loss) before interest expense, income tax expense (benefit), and depreciation and amortization.

“Adjusted EBITDA” means EBITDA, as further adjusted for impairment charges, restructuring charges, severance and related costs, settlements and related costs (recoveries), stock-based compensation, gain on sale of accounts receivable, losses (gains) on disposal of property and equipment, acquisition-related costs, financial instrument revaluation adjustments, gain on conversion of debt to equity investment, deferred rent expense, other losses (gains), and one-time adjustments.

“Adjusted EBITDA Margin” means Adjusted EBITDA divided by the total revenue in the period.

Forward-Looking Information
Certain information in this press release constitutes forward-looking information or forward-looking statements. In some cases, but not necessarily in all cases, such statements or information can be identified by the use of forward-looking terminology such as “plans”, “targets”, “expects” or “does not expect”, “is expected”, “an opportunity exists”, “is positioned”, “estimates”, “intends”, “assumes”, “anticipates” or “does not anticipate” or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, “will” or “will be taken”, “occur” or “be achieved”. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances contain forward-looking information. Statements containing forward-looking information are not historical facts but instead represent management’s expectations, estimates and projections regarding future events.

Forward-looking information is necessarily based on a number of opinions, assumptions and estimates that, while considered reasonable by Akumin as of the date of this press release, are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking information, including but not limited to the factors described in greater detail in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 16, 2022, as amended by Amendment No. 1 to the Annual Report on Form 10-K, filed with the SEC on April 12, 2022 and the "Risk Factors" section of our Quarterly Report on Form 10-Q for the period ended September 30, 2022, filed with the SEC on November 9, 2022, all of which are available at www.sec.gov. These factors are not intended to represent a complete list of the factors that could affect Akumin; however, these factors should be considered carefully. There can be no assurance that such estimates and assumptions will prove to be correct. The forward-looking statements contained in this press release are made as of the date of this press release, and Akumin expressly disclaims any obligation to update or alter statements containing any forward-looking information, or the factors or assumptions underlying them, whether as a result of new information, future events or otherwise, except as required by law.
For further information:
R. Jeffrey White
Investor Relations
1-866-640-5222
jeffrey.white@akumin.com
<Financial tables follow.>

Selected Consolidated Financial Information

(in thousands)	Three Months ended September 30, 2022	Three Months ended September 30, 2021	$ Change	% Change
Revenue	$186,605	$108,177	$78,428	73%

Employee compensation	67,278	41,247	26,031	63%
Third-party services and professional fees	30,233	15,154	15,079	100%
Rent and utilities	12,894	9,507	3,387	36%
Reading fees	11,379	10,797	582	5%
Administrative expenses	12,473	7,156	5,317	74%
Medical supplies and other expenses	16,417	7,103	9,314	131%
Depreciation and amortization	25,079	11,286	13,793	122%
Impairment charges	20,369	-	20,369	nmf
Restructuring charges	4,042	479	3,563	744%
Severances and related costs	2,485	53	2,432	4,589%
Settlements, recoveries and related costs	(576)	(52)	(524)	1,008%
Stock-based compensation	556	785	(229)	(29%)
Other operating expense, net	(7,574)	(68)	(7,506)	11,038%
Interest expense	29,679	16,932	12,747	75%
Acquisition-related costs	99	8,784	(8,685)	(99%)
Other non-operating income, net	(521)	(96)	(425)	443%
Loss before income taxes	$(37,707)	$(20,890)	$(16,817)	81%
Income tax expense (benefit)	12,038	(22,070)	34,108	(155%)
Net income (loss)	(49,745)	1,180	(50,925)	(4,316%)
Less: Net income attributable to noncontrolling interests	4,126	2,517	1,609	64%
Net loss attributable to common stockholders	$(53,871)	$(1,337)	$(52,534)	3,929%

(in thousands)	Nine Months ended September 30, 2022	Nine Months ended September 30, 2021	$ Change	% Change
Revenue	$564,996	$241,636	$323,360	134%

Employee compensation	214,426	88,156	126,270	143%
Third-party services and professional fees	89,271	29,771	59,500	200%
Rent and utilities	38,114	24,853	13,261	53%
Reading fees	34,665	31,642	3,023	10%
Administrative expenses	35,621	16,341	19,280	118%
Medical supplies and other expenses	48,312	13,111	35,201	268%
Depreciation and amortization	75,010	20,359	54,651	268%
Impairment charges	20,702	-	20,702	nmf
Restructuring charges	11,366	479	10,887	2,273%
Severances and related costs	10,282	53	10,229	19,300%
Settlements, recoveries and related costs	101	(394)	495	(126%)
Stock-based compensation	2,375	1,997	378	19%
Other operating expense, net	(7,328)	278	(7,606)	(2,736%)
Interest expense	87,650	34,221	53,429	156%
Acquisition-related costs	567	14,412	(13,845)	(96%)
Other non-operating income, net	(3,000)	(3,462)	462	(13%)
Loss before income taxes	$(93,138)	$(30,181)	$(62,957)	209%
Income tax expense (benefit)	9,118	(21,999)	31,117	(141%)
Net loss	(102,256)	(8,182)	(94,074)	1,150%
Less: Net income attributable to noncontrolling interests	12,895	3,388	9,507	281%
Net loss attributable to common stockholders	$(115,151)	$(11,570)	$(103,581)	895%

Reconciliation of Non-GAAP Measures

(in thousands)	Three Months ended September 30, 2022	Three Months ended September 30, 2021	Nine Months ended September 30, 2022	Nine Months ended September 30, 2021
Net income (loss)	$(49,745)	$1,180	$(102,256)	$(8,182)
Interest expense	29,679	16,932	87,650	34,221
Income tax expense (benefit)	12,038	(22,070)	9,118	(21,999)
Depreciation and amortization	25,079	11,286	75,010	20,359
EBITDA	$17,051	$7,328	$69,522	$24,399
Adjustments:
Impairment Charges	20,369	-	20,702	-
Restructuring charges	4,042	479	11,366	479
Severance and related costs	2,485	53	10,282	53
Settlements, recoveries and related costs	(576)	(52)	101	(394)
Stock-based compensation	556	785	2,375	1,997
Gain on sale of accounts receivable	(7,603)	-	(7,603)	-
Loss (gain) on disposal of property and equipment, net	26	(25)	398	321
Acquisition-related costs	99	8,784	567	14,412
Fair value adjustment on derivative	(271)	(50)	(1,110)	(50)
Gain on conversion of debt to equity investment	-	-	-	(3,360)
Deferred rent expense(1)	325	621	904	1,525
Other, net	18	45	(783)	(1)
Adjusted EBITDA	$36,521	$17,968	$106,721	$39,381
Revenue	$186,605	$108,177	$564,996	$241,636
Adjusted EBITDA Margin	20%	17%	19%	16%
(1) Deferred rent expense is defined as operating lease cost less operating cash flows from operating leases and adjusted for any prepayments or related items.